Exhibit 99.1

(Furnished herewith)

NEWS RELEASE

Jennifer Hartmann

Director, Public Relations

Deere & Company

309-765-5678

Deere Reports Third Quarter Net Income of $811 Million

●	Operating margins reach 14.6% helped by strong execution in face of global pandemic.
●	Yearly net income forecast increased to about $2.25 billion.
●	New operating model taking shape.

MOLINE, Illinois (August 21, 2020) — Deere & Company reported net income of $811 million for the third quarter ended August 2, 2020, or $2.57 per share, compared with net income of $899 million, or $2.81 per share, for the quarter ended July 28, 2019. For the first nine months of the year, net income attributable to Deere & Company was $1.993 billion, or $6.30 per share, compared with $2.532 billion, or $7.87 per share, for the same period last year.

Worldwide net sales and revenues decreased 11 percent, to $8.925 billion, for the third quarter of 2020 and declined 12 percent, to $25.809 billion, for nine months. Net sales of the equipment operations were $7.859 billion for the quarter and $22.612 billion for nine months, compared with $8.969 billion and $26.182 billion last year.

“With outstanding support from our dedicated global workforce and dealer organization, John Deere delivered a strong performance in the third quarter in the face of a serious global pandemic and uncertain market conditions,” said John C. May, chairman and chief executive officer. “As we manage through the pandemic, Deere’s number-one priority continues to be safeguarding the health and well-being of its employees. Thanks to aggressive measures taken early in the crisis, we have had success keeping our employees safe, our factories and parts centers functioning, and our customers served.”

Company Outlook & Summary

Net income attributable to Deere & Company is forecast to be about $2.25 billion for the full year. However, many uncertainties remain regarding the effects of the global pandemic that could negatively affect the company's results and financial position in the future. In addition, the company has announced broad employee-separation programs that will be completed during the fourth quarter in support of its strategy to create a leaner, more agile organization. The programs’ total pretax expense included in the forecast is about $175 million with estimated annual savings of $175 million.

“Although unsettled market conditions and related customer uncertainty are expected to have a moderating effect on key markets in the near term, we believe Deere is well-positioned to help make our customers more profitable and sustainable,” May said. “In addition, we are encouraged by the early benefits we are experiencing from the company’s recently launched smart-industrial operating model. We’re confident it will help accelerate our ability to deliver differentiated solutions to our customers, while contributing to improved efficiencies across the company.”

Deere & Company	Third Quarter			Year to Date
$ in millions	2020	2019	% Change	2020	2019	% Change
Net sales and revenues	$8,925	$10,036	-11%	$25,809	$29,362	-12%
Net income	$811	$899	-10%	$1,993	$2,532	-21%
Fully diluted EPS	$2.57	$2.81		$6.30	$7.87

In the third quarter, the company recorded impairments and closure costs totaling $37 million pretax and after-tax. In addition, the quarter’s net income was unfavorably affected by discrete income-tax adjustments, while the third quarter of 2019 had favorable discrete income-tax adjustments.

Equipment Operations	Third Quarter
$ in millions	2020	2019	% Change
Net sales	$7,859	$8,969	-12%
Operating profit	$1,147	$990	16%
Net income	$630	$717	-12%

For a discussion of net sales and operating profit results, see the Agriculture & Turf and Construction & Forestry sections below.

Agriculture & Turf	Third Quarter
$ in millions	2020	2019	% Change
Net sales	$5,672	$5,946	-5%
Operating profit	$942	$612	54%
Operating margin	16.6%	10.3%

Agriculture & Turf sales decreased for the quarter due to lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. Operating profit increased primarily due to price realization, and lower selling, administrative, and general expenses. Research and development and warranty expenses were down as well. These items were partially offset by the unfavorable effects of foreign-currency exchange, lower shipment volumes / sales mix, and impairments and closure costs.

Agriculture & Turf Operating Profit

Third Quarter 2020 compared to Third Quarter 2019

$ in millions

$612
($52)
$262
($100)
$46
($15)
$145
($37)
$81
$942
Third Quarter 2019
Volume/ Mix
Price
Currency
Warranty
Production Costs
SA&G/ R&D
Special Items
Other
Third Quarter 2020

Construction & Forestry	Third Quarter
$ in millions	2020	2019	% Change
Net sales	$2,187	$3,023	-28%
Operating profit	$205	$378	-46%
Operating margin	9.4%	12.5%

Construction & Forestry sales declined for the quarter due mainly to lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. Third-quarter operating profit declined due largely to lower shipment volumes / sales mix, partially offset by price realization and lower selling, administrative, and general expenses.

Construction & Forestry Operating Profit

Third Quarter 2020 compared to Third Quarter 2019

$ in millions

$378
($306)
$84
($14)
$14
$2
$35
$12
$205
Third Quarter 2019
Volume/Mix
Price
Currency
Warranty
Production Costs
SA&G/ R&D
Other
Third Quarter 2020

Financial Services	Third Quarter
$ in millions	2020	2019	% Change
Net income	$183	$175	5%

Financial services net income for the quarter increased due primarily to lower losses on operating-lease residual values, decreased selling, administrative, and general expenses, and a reduced provision for credit losses. These items were largely offset by a higher provision for income taxes related to favorable discrete adjustments last year.

Market Conditions and Outlook (Annual)		Currency	Price
$ in millions	Net Sales	Translation	Realization
Agriculture & Turf	-10%	-2%	3%
Construction & Forestry	-25%	-1%	1%

John Deere Financial	Net Income	$ 510

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decline about 10 percent for fiscal year 2020, including a negative currency-translation effect of about 2 percent. Industry sales of agricultural equipment are expected to be down 5 to 10 percent from last year for the U.S. and Canada, while sales in Europe are also expected to be down 5 to 10 percent. South American industry sales of tractors and combines are projected to be down 10 to 15 percent. Asian sales are forecast to be down slightly. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be down about 5 percent for 2020.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be down about 25 percent for 2020, with foreign-currency rates having an unfavorable translation effect of about 1 percent. The outlook reflects market uncertainty as a result of COVID-19 as well as efforts to bring down field inventory levels. Industry construction-equipment sales in North America are expected to decline by about 20 percent for the year. In forestry, global industry sales are expected to be down 20 to 25 percent due to weaker demand in North America and Russia.

Financial Services. Full-year results are expected to decline due to a higher provision for credit losses and less-favorable financing spreads, partially offset by lower losses and impairments on operating-lease residual values.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

	Third Quarter			Year to Date
$ in millions	2020	2019	% Change	2020	2019	% Change
Revenue	$696	$742	-6%	$2,115	$2,106
Net income	$146	$145	1%	$271	$351	-23%
Ending portfolio balance				$38,766	$38,625

Net income for the current quarter was about the same as the third quarter of 2019 with lower losses on operating-lease residual values, a reduced provision for credit losses, and decreased selling, administrative, and general expenses, offset by a higher provision for income taxes from favorable discrete adjustments in the prior year. Nine-month net income declined due to a higher provision for credit losses, unfavorable financing spreads, increased losses and impairments on lease residual values, and a higher provision for income taxes offset in part by income from a higher average portfolio.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition. These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs (e.g., China), global trade agreements (e.g., the United States-Mexico-Canada Agreement), the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases (e.g., African swine fever) and their effects on poultry, beef and pork consumption and prices and on livestock feed demand, and crop pests and diseases and the impact of the COVID-19 pandemic on the agricultural industry including demand for, and production and exports of, agricultural products, and commodity prices.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs. Many of these factors have been and may continue to be impacted by global economic effects, including the downturn resulting from the COVID-19 pandemic and responses to the pandemic taken by governments and other authorities.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment. Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment. Many of these factors affecting the outlook for the company’s construction and forestry equipment have been and may continue to be impacted by global economic effects, including the downturn resulting from the COVID-19 pandemic and responses to the pandemic taken by governments and other authorities.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates (including the availability of IBOR reference rates); inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics (including the COVID-19 pandemic) and government and industry responses to epidemics such as travel restrictions and extended shut down of businesses.

Uncertainties related to the magnitude and duration of the COVID-19 pandemic may significantly adversely affect the company’s business and outlook. These uncertainties include: prolonged reduction or closure of the company’s operations, or a delayed recovery in our operations; additional closures as mandated or otherwise made necessary by governmental authorities; disruptions in the supply chain and a prolonged delay in resumption of operations by one or more key suppliers, or the failure of any key suppliers; the company’s ability to meet commitments to customers on a timely basis as a result of increased costs and supply challenges; the ability to receive goods on a timely basis and at anticipated costs; increased logistics costs; delays in the company’s strategic initiatives as a result of reduced spending on research and development; additional operating costs at facilities that remain open due to remote working arrangements, adherence to social distancing guidelines and other COVID-19-related challenges; absence of employees due to illness; the impact of the pandemic on the company’s customers and dealers, and their delays in their plans to invest in new equipment; requests by the company’s customers or dealers for payment deferrals and contract modifications; the impact of disruptions in the global capital markets and/or continued declines in the company’s financial performance, outlook or credit ratings, which could impact the company’s ability to obtain funding in the future; a resurgence in COVID-19 cases following a reopening in any country, state, or region; and the impact of the pandemic on demand for our products and services as discussed above. It is unclear when a sustained economic recovery could occur and what a recovery may look like. All of these factors could materially and adversely affect our business, liquidity, results of operations and financial position.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows. Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults. A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results. The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) uncertainty regarding any new or modified trade arrangements between the United Kingdom and the European Union and/or other countries, (ii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iii) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products. If general economic conditions deteriorate or capital markets become more volatile, including as a result of the COVID-19 pandemic, funding could be unavailable or insufficient. Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Third Quarter 2020 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Nine Months Ended
	August 2	July 28%		August 2	July 28%
	2020	2019	Change	2020	2019	Change
Net sales and revenues:
Agriculture and turf	$5,672	$5,946	-5	$16,127	$17,909	-10
Construction and forestry	2,187	3,023	-28	6,485	8,273	-22
Total net sales	7,859	8,969	-12	22,612	26,182	-14
Financial services	892	910	-2	2,699	2,650	+2
Other revenues	174	157	+11	498	530	-6
Total net sales and revenues	$8,925	$10,036	-11	$25,809	$29,362	-12

Operating profit: *
Agriculture and turf	$942	$612	+54	$2,109	$1,978	+7
Construction and forestry	205	378	-46	394	954	-59
Financial services	243	204	+19	498	566	-12
Total operating profit	1,390	1,194	+16	3,001	3,498	-14
Reconciling items **	(122)	(74)	+65	(256)	(218)	+17
Income taxes	(457)	(221)	+107	(752)	(748)	+1
Net income attributable to Deere & Company	$811	$899	-10	$1,993	$2,532	-21

*       Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**     Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$7,859	$8,969
Finance and interest income	838	884
Other income	228	183
Total	8,925	10,036

Costs and Expenses
Cost of sales	5,835	6,870
Research and development expenses	370	431
Selling, administrative and general expenses	752	896
Interest expense	290	374
Other operating expenses	408	352
Total	7,655	8,923

Income of Consolidated Group before Income Taxes	1,270	1,113
Provision for income taxes	457	221
Income of Consolidated Group	813	892
Equity in income (loss) of unconsolidated affiliates	(2)	7
Net Income	811	899
Less: Net income attributable to noncontrolling interests
Net Income Attributable to Deere & Company	$811	$899

Per Share Data
Basic	$2.59	$2.84
Diluted	$2.57	$2.81

Average Shares Outstanding
Basic	313.0	315.9
Diluted	315.8	319.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Nine Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$22,612	$26,182
Finance and interest income	2,584	2,537
Other income	613	643
Total	25,809	29,362

Costs and Expenses
Cost of sales	17,206	20,056
Research and development expenses	1,201	1,295
Selling, administrative and general expenses	2,467	2,607
Interest expense	969	1,078
Other operating expenses	1,199	1,063
Total	23,042	26,099

Income of Consolidated Group before Income Taxes	2,767	3,263
Provision for income taxes	752	748
Income of Consolidated Group	2,015	2,515
Equity in income (loss) of unconsolidated affiliates	(20)	20
Net Income	1,995	2,535
Less: Net income attributable to noncontrolling interests	2	3
Net Income Attributable to Deere & Company	$1,993	$2,532

Per Share Data
Basic	$6.36	$7.98
Diluted	$6.30	$7.87

Average Shares Outstanding
Basic	313.3	317.3
Diluted	316.4	321.5

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	August 2	November 3	July 28
	2020	2019	2019
Assets
Cash and cash equivalents	$8,190	$3,857	$3,383
Marketable securities	640	581	565
Receivables from unconsolidated affiliates	26	46	54
Trade accounts and notes receivable - net	5,473	5,230	6,758
Financing receivables - net	27,814	29,195	27,049
Financing receivables securitized - net	5,469	4,383	5,200
Other receivables	1,217	1,487	1,535
Equipment on operating leases - net	7,158	7,567	7,269
Inventories	5,650	5,975	6,747
Property and equipment - net	5,754	5,973	5,798
Investments in unconsolidated affiliates	199	215	219
Goodwill	2,984	2,917	3,013
Other intangible assets - net	1,301	1,380	1,444
Retirement benefits	1,031	840	1,431
Deferred income taxes	1,534	1,466	1,088
Other assets	2,824	1,899	1,977
Total Assets	$77,264	$73,011	$73,530

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$9,075	$10,784	$11,142
Short-term securitization borrowings	5,361	4,321	5,048
Payables to unconsolidated affiliates	80	142	136
Accounts payable and accrued expenses	9,565	9,656	9,390
Deferred income taxes	479	495	507
Long-term borrowings	34,037	30,229	29,242
Retirement benefits and other liabilities	5,776	5,953	5,781
Total liabilities	64,373	61,580	61,246

Redeemable noncontrolling interest		14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	12,888	11,413	12,266
Noncontrolling interests	3	4	4
Total stockholders’ equity	12,891	11,417	12,270
Total Liabilities and Stockholders’ Equity	$77,264	$73,011	$73,530

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Nine Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars) Unaudited

	2020	2019
Cash Flows from Operating Activities
Net income	$1,995	$2,535
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	123	58
Provision for depreciation and amortization	1,614	1,522
Impairment charges	147
Share-based compensation expense	63	63
Undistributed earnings of unconsolidated affiliates	(5)	10
Credit for deferred income taxes	(160)	(332)
Changes in assets and liabilities:
Trade, notes, and financing receivables related to sales	626	(2,206)
Inventories	(1)	(1,168)
Accounts payable and accrued expenses	(572)	(306)
Accrued income taxes payable/receivable	4	253
Retirement benefits	88	40
Other	135	(65)
Net cash provided by operating activities	4,057	404

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	13,237	12,685
Proceeds from maturities and sales of marketable securities	70	72
Proceeds from sales of equipment on operating leases	1,310	1,171
Cost of receivables acquired (excluding receivables related to sales)	(14,449)	(13,662)
Purchases of marketable securities	(91)	(110)
Purchases of property and equipment	(594)	(756)
Cost of equipment on operating leases acquired	(1,312)	(1,462)
Collateral on derivatives - net	324	59
Other	(12)	(126)
Net cash used for investing activities	(1,517)	(2,129)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	170	(336)
Proceeds from long-term borrowings	8,331	7,440
Payments of long-term borrowings	(5,797)	(4,356)
Proceeds from issuance of common stock	111	133
Repurchases of common stock	(263)	(880)
Dividends paid	(718)	(703)
Other	(110)	(82)
Net cash provided by financing activities	1,724	1,216

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	80	(24)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	4,344	(533)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	3,956	4,015
Cash, Cash Equivalents, and Restricted Cash at End of Period	$8,300	$3,482

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)	In the third quarter of 2020, the Company reached a definitive agreement to sell its German walk-behind lawn mower business, which is expected to close in the fourth quarter. As a result, a non-cash charge of $24 million pretax and after-tax was recorded in “Other operating expenses” for an impairment to write the operations down to approximate realizable value. The Company also closed a factory producing small agricultural equipment in China at the end of the third quarter. In connection with this closure, a non-cash impairment of property and intangible assets of $9 million, and severance costs of $4 million, both pretax and after-tax, were recorded. The charges were recorded in “Cost of sales.” Both operations are in the agriculture and turf division.

The Company recorded non-cash asset impairments in the second quarter of 2020 totaling $114 million pretax and approximately $105 million after-tax. The impairments related to the following: $62 million pretax of fixed assets of an asphalt plant factory in Germany, which is included in the Company’s construction and forestry operations with the impairment recorded in “Cost of sales”; $32 million pretax of equipment on operating leases and matured operating lease inventory, which is included in the financial services operations with the impairments recorded in “Other operating expenses”; and $20 million pretax of a minority investment in a construction equipment company headquartered in South Africa, which is included in the construction and forestry operations with the impairment recorded in “Equity in loss of unconsolidated affiliates.”

(2)	During the first quarter of 2020, the Company announced a broad voluntary employee-separation program for the U.S. salaried workforce that continues the efforts to create a more efficient organization structure and reduce operating costs. The program provided for cash payments based on years of service. The expense was recorded primarily in the period in which the employees irrevocably accepted the separation offer. The program’s total pretax expenses were approximately $138 million with the final $2 million recorded in the third quarter. The payments for the program were substantially made in the first quarter. Included in the total pretax expense is a non-cash charge of $21 million resulting from a curtailment in certain OPEB plans, which was recorded outside of operating profit in “Other operating expenses.” The first nine months of 2020 expenses that were included in operating profit of $115 million are allocated 36 percent “Cost of sales,” 16 percent “Research and development,” and 48 percent “Selling, administrative and general.” In addition, the expenses were allocated 74 percent to the agriculture and turf operations, 23 percent to the construction and forestry operations, and 3 percent to the financial services operations. Annual savings from this program are estimated to be approximately $85 million with about $65 million in 2020.

(3)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Nine Months Ended
	August 2	July 28	August 2	July 28
	2020	2019	2020	2019
Dividends declared	$.76	$.76	$2.28	$2.28
Dividends paid	$.76	$.76	$2.28	$2.21

(4)	The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.
(5)	The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$7,859	$8,969
Finance and interest income	25	30	$878	$952
Other income	206	185	73	51
Total	8,090	9,184	951	1,003

Costs and Expenses
Cost of sales	5,836	6,871
Research and development expenses	370	431
Selling, administrative and general expenses	616	751	137	147
Interest expense	91	67	206	311
Interest compensation to Financial Services	58	93
Other operating expenses	94	64	363	339
Total	7,065	8,277	706	797

Income of Consolidated Group before Income Taxes	1,025	907	245	206
Provision for income taxes	395	190	62	31
Income of Consolidated Group	630	717	183	175

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	183	175
Other	(2)	7
Total	181	182
Net Income	811	899	183	175
Less: Net income attributable to noncontrolling interests
Net Income Attributable to Deere & Company	$811	$899	$183	$175

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Nine Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$22,612	$26,182
Finance and interest income	75	79	$2,720	$2,727
Other income	597	614	196	184
Total	23,284	26,875	2,916	2,911

Costs and Expenses
Cost of sales	17,208	20,058
Research and development expenses	1,201	1,295
Selling, administrative and general expenses	1,989	2,191	483	422
Interest expense	237	182	747	910
Interest compensation to Financial Services	195	254
Other operating expenses	186	203	1,187	1,008
Total	21,016	24,183	2,417	2,340

Income of Consolidated Group before Income Taxes	2,268	2,692	499	571
Provision for income taxes	632	625	120	123
Income of Consolidated Group	1,636	2,067	379	448

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	381	450	2	2
Other	(22)	18
Total	359	468	2	2
Net Income	1,995	2,535	381	450
Less: Net income attributable to noncontrolling interests	2	3
Net Income Attributable to Deere & Company	$1,993	$2,532	$381	$450

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	August 2	November 3	July 28	August 2	November 3	July 28
	2020	2019	2019	2020	2019	2019
Assets
Cash and cash equivalents	$7,440	$3,175	$2,694	$750	$682	$689
Marketable securities	8	1	5	632	580	560
Receivables from unconsolidated subsidiaries and affiliates	3,619	2,017	2,395
Trade accounts and notes receivable - net	1,251	1,482	1,606	5,595	5,153	6,807
Financing receivables - net	111	65	100	27,703	29,130	26,949
Financing receivables securitized - net	37	44	54	5,432	4,339	5,146
Other receivables	1,083	1,376	1,428	162	116	126
Equipment on operating leases - net				7,158	7,567	7,269
Inventories	5,650	5,975	6,747
Property and equipment - net	5,711	5,929	5,753	43	44	45
Investments in unconsolidated subsidiaries and affiliates	5,383	5,326	5,309	19	16	16
Goodwill	2,984	2,917	3,013
Other intangible assets - net	1,301	1,380	1,444
Retirement benefits	972	836	1,374	59	58	57
Deferred income taxes	1,865	1,896	1,579	56	57	72
Other assets	1,566	1,158	1,269	1,260	741	708
Total Assets	$38,981	$33,577	$34,770	$48,869	$48,483	$48,444

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$853	$987	$1,372	$8,222	$9,797	$9,770
Short-term securitization borrowings	37	44	53	5,324	4,277	4,995
Payables to unconsolidated subsidiaries and affiliates	80	142	136	3,593	1,970	2,341
Accounts payable and accrued expenses	8,834	9,232	9,422	2,134	1,836	1,641
Deferred income taxes	398	414	454	468	568	616
Long-term borrowings	10,217	5,415	5,364	23,820	24,814	23,878
Retirement benefits and other liabilities	5,671	5,912	5,685	105	94	97
Total liabilities	26,090	22,146	22,486	43,666	43,356	43,338

Redeemable noncontrolling interest		14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	12,888	11,413	12,266	5,203	5,127	5,106
Noncontrolling interests	3	4	4
Total stockholders’ equity	12,891	11,417	12,270	5,203	5,127	5,106
Total Liabilities and Stockholders’ Equity	$38,981	$33,577	$34,770	$48,869	$48,483	$48,444

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended August 2, 2020 and July 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income	$1,995	$2,535	$381	$450
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	6	1	117	57
Provision for depreciation and amortization	787	782	925	836
Impairment charges	115		32
Undistributed earnings of unconsolidated subsidiaries and affiliates	(124)	(62)	(1)	(1)
Credit for deferred income taxes	(57)	(123)	(103)	(209)
Changes in assets and liabilities:
Trade receivables and Equipment Operations' financing receivables	116	(248)
Inventories	387	(670)
Accounts payable and accrued expenses	(567)	50	(38)	23
Accrued income taxes payable/receivable	(25)	(282)	29	535
Retirement benefits	77	35	11	5
Other	145	(59)	89	140
Net cash provided by operating activities	2,855	1,959	1,442	1,836

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			14,352	13,807
Proceeds from maturities and sales of marketable securities		9	70	63
Proceeds from sales of equipment on operating leases			1,310	1,171
Cost of receivables acquired (excluding trade and wholesale)			(15,367)	(14,597)
Purchases of marketable securities		(3)	(91)	(107)
Purchases of property and equipment	(591)	(754)	(3)	(2)
Cost of equipment on operating leases acquired			(1,836)	(2,135)
Decrease (increase) in trade and wholesale receivables			423	(2,551)
Collateral on derivatives - net	(6)		330	59
Other	(55)	(64)	(46)	(47)
Net cash used for investing activities	(652)	(812)	(858)	(4,339)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(32)	(119)	202	(217)
Change in intercompany receivables/payables	(1,468)	(683)	1,468	683
Proceeds from long-term borrowings	4,592	868	3,739	6,572
Payments of long-term borrowings	(179)	(194)	(5,618)	(4,162)
Proceeds from issuance of common stock	111	133
Repurchases of common stock	(263)	(880)
Dividends paid	(718)	(703)	(260)	(377)
Other	(86)	(52)	(11)	(22)
Net cash provided by (used for) financing activities	1,957	(1,630)	(480)	2,477

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	95	(16)	(15)	(8)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	4,255	(499)	89	(34)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	3,196	3,202	760	813
Cash, Cash Equivalents, and Restricted Cash at End of Period	$7,451	$2,703	$849	$779

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.